As filed with the Securities and Exchange Commission on September 6, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PDL BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		94-3023969
(State or Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)		Identification Number)
932 Southwood Boulevard
Incline Village, Nevada 89351
(Address of Principal Executive Offices) (Zip code)

(775) 832-8500
(Registrant's Telephone Number, Including Area Code)

Amended and Restated 2005 Equity Incentive Plan
(Full Title of the Plan)

Christopher L. Stone
Vice President, General Counsel and Secretary
932 Southwood Boulevard
Incline Village, Nevada 89351
(Name and Address of Agent for Service)

(775) 832-8500
(Telephone Number, Including Area Code, of Agent for Service)

The commission is requested to mail copies of all orders, notices and communications to:
Karen E. Bertero
Gibson, Dunn & Crutcher LLP
333 South Grand Avenues

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000	$3.025	$3,025,000	$350.60

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Amended and Restated 2015 Equity Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Global Select Market on September 5, 2017.

NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by PDL BioPharma, Inc. (the “Company” or “Registrant”) for the purpose of registering an additional 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) , which may be issued under the Amended and Restated 2005 Equity Incentive Plan. In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the original Form S-8 filed by the Company with respect to the Plan on June 17, 2005 (SEC File No. 333-125906) and the additional Form S-8 filed by the Company with respect to the Plan on August 9, 2007 (SEC File No. 333-145262), together with all exhibits filed therewith or incorporated therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.    Indemnification of Directors and Officers.

PDL BioPharma, Inc.'s certificate of incorporation, as amended, eliminates the personal liability of its directors to the extent permitted by the Delaware General Corporation Law, or DGCL. PDL BioPharma, Inc.'s Bylaws provide that PDL BioPharma, Inc. shall, to the full extent permitted by the DGCL, indemnify each person who is or was a director or officer of PDL BioPharma, Inc., and each person who is or was serving at the request of PDL BioPharma, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. PDL BioPharma, Inc. has entered into an indemnification agreement with each of its directors and executive officers.

Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. PDL BioPharma, Inc.'s certificate of incorporation provides for such limitations on liability.

Any underwriting agreement, which will be filed as Exhibit 1.1 by amendment hereto or pursuant to a current report on Form 8- K to be incorporated herein by reference, will provide that the underwriters named therein will indemnify and hold harmless PDL BioPharma, Inc. and each director, officer who signs this registration statement or controlling person of PDL BioPharma, Inc. from and against specific liabilities, including liabilities under the Securities Act.

PDL BioPharma, Inc. also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by directors and officers of PDL BioPharma, Inc. in their capacity as such.

Item 8.    Exhibits

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of the Company, effective March 23, 1993 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed on March 31, 1993).

4.2
Certificate of Amendment to the Certificate of Incorporation, effective August 21, 2001 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, filed on March 14, 2002).

4.3	Certificate of Amendment to the Certificate of Incorporation, effective January 9, 2006 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed January 10, 2006).

4.4	Third Amended and Restated Bylaws, effective December 4, 2014 (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K, filed on December 9, 2014).

4.5	Certificate of Amendment of Restated Certificate of Incorporation, effective May 22, 2013 (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-3, filed on June 21, 2013).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit A to Definitive Proxy Statement on Schedule 14A, filed on April 16, 2015).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Incline Village, State of Nevada, on this 6th day of September, 2017.

PDL BIOPHARMA, INC.
By:	/s/ Christopher L. Stone
Christopher L. Stone
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. McLaughlin, Christopher L. Stone and Nathan Kryszak, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John P. McLaughlin	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 6, 2017
John P. McLaughlin

/s/ Peter S. Garcia	Vice President and Chief Financial Officer (Principal Financial Officer)	September 6, 2017
Peter S. Garcia

/s/ Steffen Pietzke	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	September 6, 2017
Steffen Pietzke

/s/ Paul R. Edick	Director	September 6, 2017
Paul R. Edick

/s/ David W. Gryska	Director	September 6, 2017
David W. Gryska

/s/ Jody S. Lindell	Director	September 6, 2017
Jody s. Lindell

/s/ Dr. Samuel R. Saks	Director	September 6, 2017
Dr. Samuel R. Saks

/s/ Paul W. Sandman	Director	September 6, 2017
Paul W. Sandman

/s/ Harold E. Selick	Director	September 6, 2017
Harold E. Selick

Index to Exhibits

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of the Company, effective March 23, 1993 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed on March 31, 1993).

4.2
Certificate of Amendment to the Certificate of Incorporation, effective August 21, 2001 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, filed on March 14, 2002).

4.3	Certificate of Amendment to the Certificate of Incorporation, effective January 9, 2006 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed January 10, 2006).

4.4	Third Amended and Restated Bylaws, effective December 4, 2014 (incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K, filed on December 9, 2014).

4.5	Certificate of Amendment of Restated Certificate of Incorporation, effective May 22, 2013 (incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-3, filed on June 21, 2013).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit A to Definitive Proxy Statement on Schedule 14A, filed on April 16, 2015).

*	Filed herewith.